UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 13, 2010

Orleans Homebuilders, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-6830	59-0874323
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Street Road, Suite 101, Bensalem, PA	19020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 245-7500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, Orleans Homebuilders, Inc. (the “Company”) and its senior management have been working actively with the Company’s bank lenders to obtain a maturity extension of its Second Amended and Restated Revolving Credit Loan Agreement dated September 30, 2008 (the “Credit Facility”), as amended from time-to-time.  Any extension or similar modification or accommodation under the Credit Facility requires the consent of 100% of the approximately 17 bank lenders.  The Company and its lenders under the Credit Facility were not able to obtain the necessary bank approvals to extend the maturity of the Credit Facility pursuant to the non-binding term sheet agreed to by the Company with certain lenders on December 3, 2009.  The Company and its lenders were also unable to agree on any temporary modification of, or other accommodation under, the Credit Facility.

As a result, the final maturity of the Credit Facility occurred on February 12, 2010, and the Company is now in default under the Credit Facility.  The occurrence and continuation of an event of default under the Credit Facility, unless waived, gives the lenders the right to demand immediate payment in full of all amounts outstanding, to foreclose on collateral and exercise other rights and remedies granted under the Credit Facility and related loan documents and as may be available pursuant to applicable law.

In addition, on February 17, 2010, the Company received from Wachovia Bank, National Association, as Administrative Agent under the Credit Facility, a notice of default and reservation of rights letter notifying the Company of the event of default that occurred and is continuing as a result of the Company’s failure to repay all amounts outstanding under the Credit Facility on the Maturity Date as well as asserting that an additional event of default has occurred and is continuing as a result of the Company’s failure to comply with Section 7.2 of the Credit Facility, which prohibits the Company from granting, permitting or allowing to exist any lien on any of the assets of the Company or any borrower under the Credit Facility, other than specified permitted liens.  In addition, pursuant to the terms of the various amendments and waivers entered into in connection with the Credit Facility, the occurrence of any event of default also triggers other events of defaults pursuant to the terms of those amendments and waivers.

In the February 17, 2010 letter, Wachovia Bank, as Administrative Agent, also demanded that the Company, as guarantor, and all borrowers under the Credit Facility, repay all obligations outstanding under the Credit Facility and asserted that such obligations would bear interest at the “default rate” under the Credit Facility, until repaid.  The default rate under the Credit Facility is the otherwise applicable interest rate, plus 4%.  As of February 18, 2010, approximately $310.6 million of borrowings and approximately $15.0 million of letters of credit and other assurances were outstanding under the Credit Facility.  In addition, there is approximately $15.1 million in additional loan fees earned pursuant to the Credit Agreement that were due upon maturity.  The Company does not have sufficient funds to repay the amounts outstanding under the Credit Facility.

The Company continues to consider certain options for new or modified funding sources to continue normal operations, including in connection with an in-court or out-of-court restructuring of the Company’s liabilities; continuing its negotiations regarding a sale or recapitalization of the Company; or obtaining a temporary modification of or other accommodation under the Credit Facility.  However, there can be no assurance that the Company will be able to consummate any transaction on terms acceptable to it or the senior secured lenders, or that any such transaction would provide any value for either the Company’s unsecured creditors or its equity holders.  The Company intends to act promptly to resolve its financing issues, although there can be no assurance that the Company will be able to do so at all or on a timely basis.

Item 8.01 Other Events.

On February 19, 2010, the Company issued a press release discussing, among other things, the Credit Facility, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are filed or furnished with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press release of Orleans Homebuilders, Inc. dated February 19, 2010. (furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 19, 2010

Orleans Homebuilders, Inc.

	By:	Garry P. Herdler
		Name:	Garry P. Herdler
		Title:	Executive Vice President,
Chief Financial Officer and
Principal Financial Officer

EXHIBIT INDEX

The following exhibits are filed or furnished with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press release of Orleans Homebuilders, Inc. dated February 19, 2010 (furnished herewith).